Exhibit 1

December 12, 2023 CNBC Choice Hotels CEO Patrick Pacious and CNBC’s David Faber discussed how Choice’s exchange offer is empowering Wyndham shareholders to voice their support for the transactions. Click here to watch Choice Hotels CEO, Patrick Pacious on Squawk Box December 12, 2023 YAHOO! FINANCE Choice Hotels CEO Patrick Pacious spoke with Brian Sozzi and Madison Mills on Yahoo! Finance about Choice’s exchange offer to acquire all outstanding shares of Wyndham Hotels & Resorts. Click here to watch Choice Hotels CEO, Patrick Pacious on Yahoo! Finance